United States securities and exchange commission logo





                      August 22, 2022

       Mandeep Chawla
       Chief Financial Officer
       Celestica Inc.
       5140 Yonge Street, Suite 1900
       Toronto, Ontario, Canada M2N 6L7

                                                        Re: Celestica Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 14,
2022
                                                            File No. 001-14832

       Dear Mr. Chawla:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing